PENSION PLAN AND PROFIT SHARING PLAN ENDORSEMENT
--------------------------------------------------------------------------------


This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract.

THE FOLLOWING PROVISIONS APPLY TO A CONTRACT THAT IS ISSUED UNDER A PLAN QUALIFIED UNDER INTERNAL REVENUE CODE ("IRC") SECTION 401(a) or 401(k). IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

1. The Annuitant of this Contract will be the applicable Participant under the Qualified Plan and the Contract Owner and Beneficiary of the annuity Contract shall be the Trustee of the Qualified Plan. The Annuitant of this Contract cannot be changed. Qualified Plan means a retirement or pension plan that meets the requirements for qualification under the provisions of IRC Section 401(a), the assets of which are invested under this Contract. The Contract Owner represents to the Company that the plan is a Qualified Plan and will continue to be a Qualified Plan during the full term of the Accumulation Period under this Contract.

2. Neither this Contract, nor any of its benefits, can be assigned, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company. Notwithstanding the foregoing, this Contract may be transferred to:
     a.   The Annuitant; or
     b. A Trustee or successor Trustee of a retirement plan qualified under IRC Section 401(a) or 401(k); or
     c. As otherwise permitted by the IRC or regulations promulgated thereunder.

     If this contract is transferred to the Annuitant, the Annuitant shall become the Contract Owner and thereafter neither this Contract nor any of its benefits may be assigned, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

3. The Annuitant's interest in the Contract shall be distributed as required by IRC Section 401(a)(9), including the minimum incidental death benefit requirements ("MIDB") of IRC Section 401(a)(9)(G), the regulations promulgated pursuant to that statute, or other applicable law.

     Annuity Options selected under this Contract must be permitted pursuant to IRC Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a)(9)(G), and regulations promulgated thereunder, including any subsequent amendments to these laws.

     Pursuant to IRC Section 401(a)(9)(G) and T.D. 8987 (4/16/2002), if distributions commence under a distribution option that is in the form of a joint and survivor annuity for the joint lives of the Annuitant and a Beneficiary other than the Annuitant's spouse, the MIDB requirement will not be satisfied as of the date distributions commence unless the distribution option provides that annuity payments to be made to the Annuitant on and after the Annuitant's required beginning date will satisfy the conditions of this paragraph. The periodic annuity payment payable to the survivor must not at any time on and after the Annuitant's required beginning date exceed the applicable percentage of the annuity payment payable to the Annuitant using the table below. Thus, this requirement must be satisfied with respect to any benefit increase after such date, including increases to reflect increases in the cost of living. The applicable percentage is based on the excess of the attained age of the Annuitant over the attained age of the Beneficiary as of their birthdays in a calendar year. If the Annuitant has more than one Beneficiary, the applicable percentage will be the percentage using the age of the youngest Beneficiary.



S40690-NY                            1                               5/2006

                                     Table 1

    Excess of attained age of Annuitant over                       Applicable
    attained age of Beneficiary                                    percentage

     10 years or less....................................................100
     11 ................................................................. 96
     12 ................................................................. 93
     13 ................................................................. 90
     14 ................................................................. 87
     15 ................................................................. 84
     16 ................................................................. 82
     17 ................................................................. 79
     18 ................................................................. 77
     19 ................................................................. 75
     20 ................................................................. 73
     21 ................................................................. 72
     22 ................................................................. 70
     23 ................................................................. 68
     24 ................................................................. 67
     25 ................................................................. 66
     26 ................................................................. 64
     27 ................................................................. 63
     28 ................................................................. 62
     29 ................................................................. 61
     30 ................................................................. 60
     31 ................................................................. 59
     32 ................................................................. 59
     33 ................................................................. 58
     34 ................................................................. 57
     35 ................................................................. 56
     36 ................................................................. 56
     37 ................................................................. 55
     38 ................................................................. 55
     39 ................................................................. 54
     40 ................................................................. 54
     41 ................................................................. 53
     42 ................................................................. 53
     43 ................................................................. 53
     44 and greater.......................................................52


4. No lump sum payments may be made unless permitted by the Contract, the Qualified Plan, and the Internal Revenue Code and related regulations.

5. The terms of this Contract and Endorsement are subject to the provisions of the Plan under which this Contract and Endorsement are issued. In the event of conflict with Plan provisions, the Endorsement and Contract provisions will control.

6. The MISSTATEMENT OF AGE OR SEX section of the Contract is deleted and replaced by the following section entitled "MISSTATEMENT OF AGE":

     We may require proof of Age of the Annuitant before making any life contingent annuity payment provided for by this Contract. If the Age of the Annuitant has been misstated, the amount payable will be the amount that the Purchase Payments would have provided at the true Age. Once Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment and over payments will be deducted from the future Annuity Payments until the total is repaid.

7. If loans are permitted by the terms of the Qualified Plan and pertinent law, they shall be treated by Allianz Life as withdrawals subject to Surrender, Withdrawal, or Contingent Deferred Sales Charges, as applicable.

S40690-NY                            2                               5/2006

8. Subject to its annuity Contract provisions, company procedures, and applicable law, Allianz Life shall manage the annuity Contract in accordance with the instructions of the Plan Administrator of the Qualified Plan. In the event of a conflict in instructions received by Allianz Life by both the Trustee of the Qualified Plan and its Plan Administrator, the instructions of the Trustee of the Qualified Plan shall control, and Allianz Life shall have no liability for acting in good faith thereon.

9. If a death benefit shall become payable under this Contract by virtue of the death of the Annuitant, and the Trustee of the Qualified Plan has ceased to serve in that capacity, and no replacement Trustee or a successor Trustee is serving as Trustee of the Qualified Plan, and the Annuitant is survived by a spouse, then Allianz Life may pay the death benefit to the surviving spouse of the Annuitant in the form required by IRC Section 417(c), unless that spouse selects otherwise pursuant to the requirements of IRC Section 417 or regulations promulgated thereunder, or, if there is no surviving spouse or the surviving spouse has consented in the manner prescribed by IRC Section 417 or if Treasury Department regulations otherwise permit, to any successor Beneficiaries as may be named in the Contract.

10. If an individual appointed as the Plan Administrator shall cease to be the authorized Plan Administrator of the Qualified Plan, Allianz Life shall act in accordance with instructions from the Trustee of the Qualified Plan, including instructions regarding a replacement Plan Administrator. If a replacement Plan Administrator for the Qualified Plan is not appointed by the Trustee of the Qualified Plan within 30 days of the date that the most recent Plan Administrator for the Qualified Plan ceased to serve in that capacity, Allianz Life shall be authorized to obtain any available guidance or involvement by the United States Department of Labor regarding administration of the Qualified Plan.

11. Allianz Life does not provide "list billing" services. However it may permit, at its discretion, the submission of "list payments" for multiple Contracts under the Qualified Plan, subject to the following:

     a. Payments for each Contract will be allocated to the investment options most recently on record unless Allianz Life is specifically directed by the Trustee of the Qualified Plan or its Plan Administrator in writing to do otherwise.

     b. Payments will not be accepted, and the entire list payment for all Contracts will be returned to the Administrator, unless:

          i. The total amount submitted is exactly equal to the aggregate amount to be apportioned to the Contracts; and

          ii. Contract minimum contribution requirements are met for all Contracts.

12. This Contract, as a Contract issued under a pension or profit sharing plan, is not eligible to participate in Allianz Life's Automatic Investment Plan ("AIP").

13. There shall be no waiver of Surrender, Withdrawal, or Contingent Deferred Sales Charges under the Contract or any attached Endorsement by reason of unemployment of the Annuitant, if applicable.

14. Allianz Life shall be under no obligation to determine whether any contribution, deposit, distribution, or transfer under this Contract complies with the provisions, terms, and conditions of the Qualified Plan or with any applicable law as to the administration of such Qualified Plan.


In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.

                   ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK


        /s/Wayne A.Robinson                  /s/Vincent Vitiello
           Wayne A.Robinson                     Vincent Vitiello
             Secretary                            President


S40690-NY                            3                               5/2006